September 6, 2011

Dear Fellow Gold Resource Corporation Shareholder,

I would like to take this opportunity to discuss two important items with you. The first is the disadvantages of allowing your shares to be "shorted", which entails the loaning of your shares to facilitate a short-sale transaction in GORO stock. The second item is a survey regarding your interest in possibly receiving future dividend payments "in-kind".

With respect to the first item of shorting your shares, if you are holding your shares in a brokerage account, you may have been approached by your brokerage firm or by someone else, about "lending" your shares under a particular program through your brokerage firm. Participating in this program allows the brokerage firm to "lend" your GORO shares to someone else who will "sell short" those shares. The program likely offers to pay you interest on the loan of your shares. Although the brokerage firm may provide you with just enough information regarding this arrangement to keep itself out of legal trouble, it is also likely not fully explaining how this short sale transaction could be damaging to your investment and the price of our GORO stock.

First, persons who "sell short" are betting that the price of the stock will decrease in the future. A short seller will "borrow" your shares from the brokerage firm, sell them into the market and keep the money. If the short seller bets correctly and the price decreases, it can buy your shares back cheaper than it sold them for, return the shares to your brokerage account and keep the difference in price. Short sellers will make no profit if the stock price does not go down and will lose money if the stock price goes up. Thus, they have a strong incentive to do everything they can to make the stock price go down! We want you to understand that, in the Company's opinion, any lending of your shares to short interests is likely against your investment's best interest and certainly against the Company's best interest. The short sellers want to make money and to do so must destroy the value in GORO shares. If the short interests succeed, you lose if you are holding your shares for long-term appreciation.

To entice you to lend your shares, your brokerage firm will offer to pay you interest at a particular rate (maybe 4%-5%) to "borrow" your shares. You should know that your brokerage firm will probably charge the short seller a double-digit interest rate when it lends those same shares so your brokerage firm may also be looking to make money off you, again to your disadvantage.

You should also know that currently the dividends paid to our shareholders are characterized as a "return of capital" dividend which may result in certain tax advantages for many shareholders. By participating in a lending program the dividend payments are NOT considered a return of capital dividend, but rather a payment from the lending program, which most likely prohibits shareholders from utilizing the associated tax advantages of a return of capital dividend.

Furthermore, if you hold your shares in a "margin" account at your brokerage firm, your brokerage firm can actually lend your shares to short sellers without your permission and benefit from your shares with or without your knowledge. You can request to have your shares transferred to a "cash account" at your brokerage firm, which would eliminate the brokerage firm's ability to lend your shares without your permission.

The bottom line is this: lending your shares, either knowingly or unknowingly, to the "shorts" is, in the Company's opinion, likely not in your best interest and certainly not in the best interest of the Company. We encourage you to refuse to lend your shares and to take the time to make sure your shares are in a cash account so they cannot be loaned out without your permission.

The second item to discuss is the possibility of future "in-kind" dividends. The Company is currently minting one ounce Gold Resource Double Eagle gold and silver coins. Management's long-standing goal to offer shareholders "in-kind" dividends is currently in the planning and logistics phase. Shareholders would have the option to either receive the dividend in cash or physical metals. We are exploring the most efficient way to allow shareholders to choose to receive in-kind payments for dividends.  The program presently presumes that the monthly payment to be received by the shareholder would be equal to at least the value of one silver ounce, and does not anticipate fractional "in-kind" payments if the payment is less than the value of one silver ounce.  Eventually shareholders may be allowed to establish individual shareholder bullion accounts that can accumulate cash dividends over time until the account amount enables a conversion into physical gold or silver. The Company's goal is to implement the "in-kind" payment program at the earliest opportunity.

Enclosed with this letter is a postage-paid card questionnaire asking your opinion on several items related to your interest in receiving dividend payments "in-kind". We would appreciate it if you would take the time to fill it out and return it to us. We will use this information to help us evaluate and develop the process to possibly provide in-kind dividend payments. We are thanking you in advance for your assistance.

Sincerely,

/s/ Jason Reid

Jason Reid, President

Enclosure